Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES CLOSING OF NEW $2.6 BILLION SENIOR SECURED CREDIT FACILITIES

– Successful Refinancing Lowers Cost of Capital, Provides Additional Borrowing Capacity and Enhances Financial Flexibility for Growth –

LAS VEGAS, NEVADA - December 22, 2017 – VICI Properties Inc. (OTC: VICI) (“VICI Properties” or the “Company”), an experiential-asset real estate investment trust, today announced that it has entered into a new five-year $400 million Senior Secured Revolving Credit Facility (“Revolver”) and a new seven-year $2.2 billion First Lien Senior Secured Term Loan (“Term Loan”) (collectively the “Credit Facilities”). Borrowings under the Credit Facilities will bear interest initially at LIBOR plus 225 basis points; provided that following an underwritten public offering of common stock, which results in the Company’s shares being listed on a national exchange and generates gross cash proceeds of at least $500 million, the interest rate will be reduced to LIBOR plus 200 basis points. At the time of closing, there are expected to be $300 million of borrowings under the Revolver.

“We continue to be pleased with the strong reception and support of VICI Properties in the capital markets and from our banking partners. In just 77 days since our spin-off, we have raised over $2.6 billion of debt funding,” said Mary Beth Higgins, Chief Financial Officer of VICI Properties. “By capitalizing on attractive credit markets for our high quality real estate, we strengthened our balance sheet, lowered our cost of financing and are well positioned to continue to execute on our long term strategic goals.”

The proceeds from the Credit Facilities will be used, together with the proceeds from the Company’s concurrent equity private placement to partially fund the Company’s previously announced acquisition of the land and real estate assets of the iconic Harrah’s Las Vegas Hotel and Casino in a sale leaseback transaction, to refinance the Company’s $1.638 billion existing first lien term loan, to redeem in full the Company’s $312 million aggregate principal amount of First Priority Senior Secured Floating Rate Notes due 2022, to repurchase $400 million aggregate principal amount of mezzanine debt and for working capital and general corporate purposes.

The joint lead arrangers and joint bookrunners for the Credit Facilities were Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. Co-Arrangers for the Credit Facilities were Citizens Bank, N.A., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities and UBS Securities LLC. Goldman Sachs Bank USA serves as Administrative Agent. Kramer Levin Naftalis & Frankel LLP acted as legal advisor to the Company.

About VICI Properties

VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 20 gaming facilities comprising over 36 million square feet and features approximately 14,500 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Company may not achieve the benefits contemplated by the acquisition of Harrah’s Las Vegas and the related transactions; and risks that not all potential risks and liabilities have been identified in the Company’s due diligence of Harrah’s Las Vegas. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Other important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its Form 10 registration statement, as amended, most recently filed Quarterly Report on Form 10-Q, its Current Reports on Form 8-K and other Securities and Exchange Commission filings. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:	Media Contacts:

Investors@viciproperties.com	PR@viciproperties.com
(725) 201-6415	(725) 201-6414
Or	Or
ICR	ICR
Jacques Cornet	Phil Denning and Jason Chudoba
Jacques.Cornet@icrinc.com	Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249

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